Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Twentyfour/seven Ventures, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated December 4, 2012 on the consolidated balance sheets of Twentyfour/seven Ventures, Inc. as at December 31, 2010 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

January 17, 2013

Ronald R. Chadwick, P.C.